Exhibit 99.1

Contact:

Steven H. Benrubi

(949) 699-3947

THE WET SEAL, INC. ANNOUNCES FIRST QUARTER

2008 RESULTS AND INTRODUCES SECOND

QUARTER 2008 GUIDANCE

FOOTHILL RANCH, Calif.—(BUSINESS WIRE)—May 29, 2008—The Wet Seal, Inc. (Nasdaq:WTSLA), a leading specialty retailer to young women, announced results for its fiscal first quarter ended May 3, 2008, and introduced guidance for the second quarter of fiscal 2008.

For the first quarter:

•	Net sales for the 13-week period ended May 3, 2008, were $142.4 million compared to net sales of $138.0 million for the 13-week period ended May 5, 2007.

•	Consolidated comparable store sales decreased 7.5%. Comparable store sales for Wet Seal decreased 3.3% and for Arden B decreased 21.6%.

•	Operating income was $8.7 million, or 6.1% of net sales, compared to $6.6 million, or 4.8% of net sales, in the first quarter of fiscal 2007.

•

Current year first quarter stock compensation expense includes a benefit of approximately $0.9 million primarily due to higher than previously estimated forfeitures of unvested stock awards resulting from recent executive departures from the Company.

•	The current year first quarter included new store pre-opening expenses $0.1 million versus $1.0 million in the prior year first quarter.

•	Net income was $8.9 million, or $0.09 per diluted share, as compared to net income of $7.6 million, or $0.07 per diluted share, in the prior year first quarter.

•	The first quarter earnings per diluted share of $0.09 exceeded the Company’s previously announced guidance for the quarter of between $0.07 and $0.08 per diluted share.

Ed Thomas, chief executive officer, commented, “We were pleased with the progress we made during the first quarter to increase store level efficiencies and lower costs, which led to better than expected results despite the difficult macro environment.”

Mr. Thomas continued, “We will continue to focus our efforts on cost-cutting initiatives and store productivity enhancements at Wet Seal and Arden B. In addition, we plan to remain highly disciplined in our inventory management, with the assumption that the retail environment will remain challenging throughout the remainder of the year. That said, we are advancing on our goal of phasing in a better merchandise assortment in Arden B, and we remain focused on several ongoing initiatives to enhance sales productivity at Wet Seal.”

The Company generated cash flows from operations of $10.8 million during the first quarter of fiscal 2008 and ended the quarter with $109.7 million of cash and cash equivalents and $3.8 million of long-term debt, comprised of convertible notes, net of discount. The Company’s cash equivalents as of May 3, 2008, included no exposure to auction rate securities. As of the end of the prior year first quarter, the Company had cash, cash equivalents and marketable securities of $103.7 million and long-term debt, comprised of convertible notes, net of discount, of $2.9 million.

The Company ended the first quarter with inventories of $34.4 million, representing a 13.2% decrease in inventory per square foot versus the end of the prior year first quarter.

Store Openings

The Company opened two net new stores during the first quarter. At May 3, 2008, the Company operated 496 stores in 47 states, the District of Columbia and Puerto Rico, including 401 Wet Seal stores and 95 Arden B stores.

Capital Expenditures and Depreciation

During the first quarter, the Company incurred capital expenditures of $2.8 million of which $2.5 million was for construction of new stores and remodels of existing stores. The Company recognized tenant improvement allowances in the first quarter of fiscal 2008 of $0.7 million associated primarily with new store construction, resulting in net capital expenditures for the quarter of $2.1 million.

Depreciation in the first quarter totaled $3.6 million as compared to $3.1 million in the first quarter of 2007.

Capital Transactions

During the first quarter, the Company did not repurchase shares and does not have an existing share repurchase program.

Income Taxes

The Company began fiscal 2008 with approximately $138 million of federal net operating loss carry forwards available to offset taxable income in fiscal 2008 and thereafter, subject to certain annual limitations. The Company reported an effective tax rate of approximately 1.9% for the first quarter, mainly due to limitations in its ability to offset alternative minimum taxes with net operating loss tax carry forwards.

Second Quarter Fiscal 2008 Guidance

For the second quarter of fiscal 2008, based on current market conditions, earnings are estimated in the range of $0.08 to $0.10 per diluted share versus $0.07 earnings per diluted share in the prior year second quarter. The guidance is based on the following major assumptions:

Total net sales between $149.3 million and $151.6 million versus $143.3 million in the prior year second quarter.

Comparable store sales decline between 2% and 4% versus a 1.7% decrease in the prior year second quarter.

No net new store openings, with one net opening at Wet Seal and one closing at Arden B. In the prior year second quarter, the Company opened 10 net new stores.

Pre-opening expenses of $0.2 million versus $0.7 million in the prior year second quarter.

Gross margin rate between 32.8% and 33.8% of net sales versus 34.7% in the prior year second quarter, with the decrease driven mainly by a deleveraging effect on occupancy costs due to the forecasted comparable store sales decline and a decrease in merchandise margin versus a comparatively strong prior year second quarter result.

SG&A expense between 27.3% and 27.5% of net sales versus 30.6% in the prior year second quarter.

Operating income between $8.0 million and $9.8 million versus $5.8 million in the prior year second quarter.

Interest income of $0.4 million versus $1.2 million in the prior year second quarter.

Income tax expense of $0.2 million versus $0.2 million in the prior year second quarter.

Weighted average shares outstanding of 99.5 million versus weighted average shares outstanding of 103.5 million in the prior year second quarter. A change in the Company’s stock price can cause the weighted average share count to change significantly.

For all of fiscal 2008, the Company now expects a small increase in net new stores, with approximately 20 planned openings at Wet Seal offset by approximately 4 closings at Wet Seal and approximately 9 Arden B closings as leases expire. The number of net new store openings can fluctuate depending on the outcome of several store lease negotiations still in process. The Company forecasts fiscal 2008 capital expenditures, net of approximately $4 million in tenant improvement allowances, will be between $22 million and $23 million, of which between $15 million and $16 million will be for construction of new stores or remodeling of existing stores upon lease renewals and/or store relocations.

The Company believes net operating loss carry forwards available will be sufficient to offset all federal regular taxable income in fiscal 2008. Accordingly, the Company forecasts an effective income tax rate of 1.9% in fiscal 2008 related to a limited portion of federal alternative minimum taxes that cannot be offset by net operating loss carry forwards, as well as certain state income taxes.

Conference Call

The Company will host a conference call and question and answer session for its fiscal first quarter today at 1:30 p.m. Pacific Daylight Time. To listen to the conference call, please dial (888) 254-2831 and provide ID # 4509883. A broadcast of the call can be accessed on the Company’s website at www.wetsealinc.com. A replay of the call will be available through June 5, 2008. To access the replay, please call (888) 203-1112 or (719) 457-0820 and provide the ID number above.

About The Wet Seal Inc.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of May 3, 2008, the Company operated a total of 496 stores in 47 states, the District of Columbia and Puerto Rico, including 401 Wet Seal stores and 95 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com

Safe Harbor

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s guidance for its second quarter, other forecasts for the full year of fiscal 2008 and planned improvements of the Company’s Arden B division merchandise mix, as well as the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

The Wet Seal, Inc.

Summary Consolidated Balance Sheet

(000’s Omitted)

(Unaudited)

	May 3,	February 2,
	2008	2008
ASSETS
Cash and cash equivalents	$109,662	$100,618
Income taxes receivable	167	167
Other receivables	2,617	5,715
Merchandise inventories	34,355	31,590
Prepaid expenses	10,806	10,991

Total current assets	157,607	149,081
Net Equipment and leasehold improvements	71,980	72,881
Deferred financing costs	376	412
Other assets	1,704	1,702

Total Assets	$231,667	$224,076

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable - merchandise	$12,991	$9,474
Accounts payable - other	9,551	10,197
Income taxes payable	173	—
Accrued liabilities	29,847	34,445
Current portion of deferred rent	4,336	4,729

Total current liabilities	56,898	58,845
Secured convertible notes	3,832	3,583
Deferred rent	29,747	29,686
Other long-term liabilities	1,931	1,956

Total liabilities	92,408	94,070
Convertible preferred stock	2,167	2,167
Total stockholders’ equity	137,092	127,839

Total liabilities and stockholders’ equity	$231,667	$224,076

The Wet Seal, Inc.

Condensed Consolidated Statements of Operations

(000’s Omitted, Except Share Data)

(Unaudited)

	Thirteen Weeks Ended May 3, 2008	Thirteen Weeks Ended May 5, 2007
Net sales	$142,390	$138,020
Gross margin	46,700	48,260
Selling, general & administrative expenses	37,991	41,577
Asset impairment	—	102

Operating income	8,709	6,581
Interest income, net	392	1,232

Income before provision for income taxes	9,101	7,813
Provision for income taxes	173	234

Net income	$8,928	$7,579

Weighted average shares, basic	90,673,304	92,617,659
Basic EPS	$0.09	$0.08
Weighted average shares, diluted	97,447,104	105,241,784
Diluted EPS	$0.09	$0.07

Segment Reporting

(Unaudited)

The Company operates exclusively in the retail apparel industry in which it sells fashionable and contemporary apparel and accessories items, primarily through mall-based chains of retail stores, to female consumers with a young, active lifestyle. The Company has identified two operating segments (“Wet Seal” and “Arden B”) as defined by Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.” E-commerce operations for Wet Seal and Arden B are included in their respective operating segments.

Thirteen Weeks Ended May 3, 2008	Wet Seal	Arden B	Corporate	Total
(dollars, except sales per square foot, and square footage in thousands)
Net sales	$116,191	$26,199	n/a	$142,390
% of total sales	82%	18%	n/a	100%
Comparable store sales % decrease	(3.3)%	(21.6)%	n/a	(7.5)%
Operating income (loss)	$17,061	$(842)	$(7,510)	$8,709
Interest income, net	$—	$—	$392	$392
Income (loss) before provision for income taxes	$17,061	$(842)	$(7,118)	$9,101
Depreciation	$2,495	$783	$289	$3,567
Number of stores as of quarter end	401	95	n/a	496
Sales per square foot	$70	$83	n/a	$72
Square footage as of quarter end	1,578	293	n/a	1,871

Thirteen Weeks Ended May 5, 2007	Wet Seal	Arden B	Corporate	Total
(dollars, except sales per square foot, and square footage in thousands)
Net sales	$105,099	$32,921	n/a	$138,020
% of total sales	76%	24%	n/a	100%
Comparable store sales % increase (decrease)	3.8%	(0.7)%	n/a	2.7%
Operating income (loss)	$15,684	$(654)	$(8,449)	$6,581
Interest income, net	$—	$—	$1,232	$1,232
Income (loss) before provision for income taxes	$15,684	$(654)	$(7,217)	$7,813
Depreciation	$1,814	$848	$466	$3,128
Number of stores as of quarter end	356	92	n/a	448
Sales per square foot	$75	$105	n/a	$80
Square footage as of quarter end	1,387	291	n/a	1,678

In the tables above, Wet Seal and Arden B reportable segments include net sales generated from their respective stores and e-commerce operations. The “Corporate” column is presented solely to allow for reconciliation of store contribution amounts to consolidated operating income, interest income, net, and income before provision for income taxes. Wet Seal and Arden B segment results include net sales, cost of sales, asset impairment and other direct store and field management expenses, with no allocation of corporate overhead or interest income and expense.